Execution Copy

RIGHT OF FIRST REFUSAL AGREEMENT

BY AND AMONG

ASIA LEADER INVESTMENTS LIMITED

RAD INTERNATIONAL INVESTMENT FUND LTD.

NEW CENTURY INTERNATIONAL LEASING CO., LTD.

NEW CENTURY INTERNATIONAL LEASING COMPANY LIMITED

AND

KEVIN MA

Dated: February 20, 2007

RIGHT OF FIRST REFUSAL
AGREEMENT

This Right of First Refusal Agreement (this “Agreement”) is made as of February 20, 2008 by and among New Century International Leasing Co. Ltd., a wholly foreign-owned enterprise established under the laws of the Peoples’ Republic of China (“NCIL”), RAD International Investment Fund Limited., a company formed under the laws of the Commonwealth of the Bahamas (“RAD”), New Century International Leasing Company Limited, a company formed under the law of the Special Administrative Region of Hong Kong ((“NCIL (HK)”, and together with RAD, the “Shareholders”), Kevin Ma (“Kevin Ma”) and Asia Leader Investments Limited, a company formed under the laws of the Special Administrative Region of Hong Kong (the “Company”).

RECITALS

WHEREAS: Each of RAD and NCIL (HK) currently owns the equity interest in NCIL indicated beside such Shareholder’s name on Exhibit A hereto.

WHEREAS: Kevin Ma indirectly owns sixty-four (64%) percent of RAD through two holding companies.

WHEREAS: the Company, RAD and Kevin Ma are parties to a joint venture agreement dated as of the date hereof (the “Joint Venture Agreement”) relating to the establishment of New Goal International Limited and it is a condition under the Joint Venture Agreement that this Agreement be entered into contemporaneously with the Joint Venture Agreement and become effective as of the Contribution Date as defined in the Joint Venture Agreement.

NOW, THEREFORE: in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

A.  “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, Preferred Stock or other securities of NCIL directly or indirectly convertible into or exercisable for shares of NCIL.

B.  “days” means calendar days; provided that if any day falls on a weekend or a bank holiday, the term “day” shall mean the next business day.

C.  “Rights of First Refusal” means the rights of first refusal provided to the Company in Section 3 of this Agreement.

D.  “Seller” means any Shareholder proposing to Transfer Seller Shares.

E.  “Seller Shares” means all equity interest of NCIL owned as of the date hereof or hereafter acquired by a Shareholder (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

F. “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

2.  Restrictions on Transfer.

A.  General. Before a Seller may Transfer any Seller Shares, Seller must comply with the provisions of Section 2(B), Section 3, and Section 4.

B.  Notice of Proposed Transfer. Prior to Seller Transferring any of its Seller Shares, Seller shall simultaneously deliver to the Company a written notice (the “Transfer Notice”) in the form attached hereto as Exhibit B, stating: (i) Seller’s bona fide intention to sell or otherwise Transfer such Seller Shares; (ii) the identity of each proposed purchaser or other transferee (the “Proposed Transferee”); (iii) the aggregate number of Seller Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) the Company’s right to exercise its Right of First Refusal with respect to the Offered Shares.

3.  Right of First Refusal.

A. Term of this Agreement. The term of Agreement shall commence on the Contribution Date (as defined in the Joint Venture Agreement) and expire on the date five (5) years after the Contribution Date.

B. Exercise by the Company. For a period of thirty (30) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 6(A) hereof, deemed to have been delivered to the Company, the Company shall have the right to exercise its right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 3. In order to exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period (a “ROFR Confirmation Notice”).

C. Closing; Payment. The Company shall effect the purchase of all or any portion of the Offered Shares, including the payment of the Offered Price which may be in cash or in securities, within thirty (30) days after the delivery of the ROFR Confirmation Notice (the “Right of First Refusal Closing”). At such Right of First Refusal Closing, Seller shall deliver to the Company one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

D. Permitted Sales. In the event the ROFR Confirmation Notice is not given by the Company within the Initial Exercise Period, the Seller shall have thirty (30) days from the expiration of the Initial Exercise Period to close the sale of all or any part of the Offered Shares at the Offered Price to the Proposed Transferee in all respect upon terms and conditions which are no more favorable to the Proposed Transferee or less favorable to the Company than those set forth in the Transfer Notice.

E. Further Sale. In each case, any Offered Shares not purchased by the Company or the Proposed Transferee in accordance with Section 3(D) may not be sold or otherwise disposed of until they are again offered to the Company under the procedures set forth in Sections 3(A), 3(B) and 3(C).

4.  Conditions to Valid Transfer.

A.  Generally. Any attempt by any Seller to Transfer any Seller Shares in violation of any provision of this Agreement will be void. No securities shall be transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. NCIL may not (a) transfer on its books any shares that have been sold, gifted or otherwise Transferred in violation of any provisions of this Agreement or (b) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

B.  Consent to Transfers. Each Shareholder irrevocably agrees with the Company that it shall not offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of any Seller Shares (or enter into any transaction which is designed to, or might reasonably be expect to, result in the Transfer, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Shareholder or any affiliate of such Shareholder, directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position (within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) with respect to the Seller without the prior written consent of the Company.  Furthermore, Kevin irrevocably agrees with the Company that he will not directly or indirectly, and will not permit the shareholders of RAD to directly or indirectly, offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of any shares of RAD or agree or effect any change of control of RAD (or enter into any transaction which is designed to, or might reasonably be expect to, result in such transfer of shares of RAD or such control of RAD (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) without the prior written consent of the Company, provided that this sentence shall not be construed to prohibit Kevin Ma from himself purchasing shares of RAD from the existing shareholders of RAD. Provided, however, the period required for the written consents of the Company set forth in this Section 4(B) shall expire the earlier of: (i) the date five (5) years from the date hereof; and (ii) the date six (6) months after the date of the issuance of the financial leasing business license granted to the WFOE (as set forth in Section 2.6 of the Joint Venture Agreement).

5.  Restrictive Legend and Stop Transfer Orders.

A.  Legend. Each Shareholder understands and agrees that NCIL will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by such Shareholder:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AS SET FORTH IN A RIGHT OF FIRST REFUSAL AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

B.  Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that NCIL may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

C.  No Indirect Transfers. Kevin Ma shall not Transfer , directly or indirectly, any of the shares held by him in RAD or in NCIL (HK) and shall ensure that he controls at all times subsequent to the date hereof at least 64% of the outstanding voting shares of RAD, including by preventing any dilution of such ownership percentage by voting against any new issuance of shares by RAD or otherwise. Kevin Ma shall take no action inconsistent with the rights granted hereunder or the Company’s exercise of such rights.

D.  Maintenance of the Business of NCIL in the Ordinary Course. During the period from the date of this Agreement and continuing until the earlier of: (i) the date five (5) years from the date hereof; and (ii) the date six (6) months after the date of the issuance of the financial leasing business license granted to the WFOE (as set forth in Section 2.6 of the Joint Venture Agreement), Kevin Ma and RAD jointly and severally covenant that they shall not allow, cause or permit any NCIL to do, cause or permit any of the following, without the prior written consent of the Company:

(1)  Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(2)  Intellectual Property. Transfer or license to any person or entity any rights to any intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice;

(3)  Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice and except in respect of real estate and securities currently-owned by NCIL which shall be disposed as soon as commercially practicable and the proceeds retained in NCIL;

(4)  Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation (except for special purpose vehicles without material assets and liabilities in connection with the ordinary course of NCIL’s business), partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation (except for special purpose vehicles without material assets and liabilities in connection with the ordinary course of NCIL’s business), partnership, association or business organization;

(5)  Accounting Policies and Procedures. Make any material change to NCIL’s financial accounting methods, principles, policies, procedures or practices, except as may be required by International Financial Reporting Standards or Generally Accepted Accounting Principles in the United States;

6.       Miscellaneous Provisions.

A.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(1)  if to an Shareholder, at the Shareholder’s address, facsimile number or electronic mail address as shown in NCIL’s records, as may be updated in accordance with the provisions hereof;

(2)  if to NCIL, one copy should be sent to 2106 China World Tower A, No. 1 Jianguomenwai Ave., Beijing, 100004, China, Attn: Chief Executive Officer, or to such other address as NCIL shall have furnished to the Shareholders; or

(3)  if to the Company, one copy should be sent to Room 1101, 11/Fl, China Insurance Group Building, 141 Des Voeux Road, Central, Hong Kong. Attn: Director, or to such other address as the Company shall have furnished to the Shareholders; or

(4)  if to Kevin Ma, one copy should be sent to Mr. Ma.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on Exhibit A and Exhibit B hereto.

B.  Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Shareholder without the prior written consent of the Company. Any attempt by an Shareholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

C.  Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

D.  Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company; provided, however, that any amendment that materially and adversely affects the Shareholders or Kevin Ma shall also require the consent of such Shareholders or Kevin Ma, as the case may be. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Seller and Kevin Ma.

E.  Continuity of Other Restrictions. Any Seller Shares not purchased by the Company pursuant to its Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Seller Shares hereunder and by law, including any restrictions imposed under NCIL’s organizational documents, or by agreement.

F.  Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law that would result in the application of the law of any other jurisdiction.

G.  Obligation of NCIL. NCIL agrees to use its commercially reasonable efforts to enforce the terms of this Agreement, to inform the Company of any breach hereof (to the extent the Company has knowledge hereof) and to assist the Company in the exercise of its rights hereunder to the extent permitted by law.

H.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

I.  Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

J.  Conflict In the event of any conflict between the terms of this Agreement and any other agreement to which a Shareholder or Ma is a party or by which such Shareholder or Ma is bound, the terms of this Agreement will control.

K.  Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

L.  Jurisdiction of Disputes. Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of the Hong Kong International Arbitration Centre (the “Arbitration Centre”) by three (3) arbitrators appointed as follows: one (1) arbitrator shall be appointed by Kevin Ma, one (1) arbitrator shall be appointed by the Company, and the third arbitrator shall be appointed jointly by the two arbitrators appointed by Kevin Ma and the Company. If such two arbitrators fail to appoint such third arbitrator within a period of thirty (30) days, then such third arbitrator shall be appointed by the chairman of the Arbitration Centre. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including each party’s attorneys’ fees and costs), shall be borne by the unsuccessful party or, at the discretion of the arbitrator, may be prorated between the parties in such proportion as the arbitrators determine to be equitable and shall be awarded as part of the arbitrators’ award.

M.  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

N.  Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes and replaces any and all prior agreements and understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

O.  Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

P.  Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal Agreement on the day and year first above written.

ASIA LEADER INVESTMENTS LIMITED

By:  /s/ Richard Li

Name: Richard Li
Title: Director

NEW CENTURY INTERNATIONAL LEASING CO. LTD. (the PRC company)

By:  /s/ Kevin Ma

Name: Kevin Ma
Title: Director

RAD INTERNATIONAL INVESTMENT FUND LTD.

By:  /s/ Kevin Ma

Name: Kevin Ma
Title: Director

NEW CENTURY INTERNATIONAL LEASING CO., LTD. (the Hong Kong company)

By:  /s/ Kevin Ma

Name: Kevin Ma
Title: Director

/s/ Kevin Ma

Kevin Ma

By execution hereof, each Shareholder represents and warrants that he is the sole legal and beneficial owner of Seller Shares and that no other person has any interest in such shares.

EXHIBIT A

SHAREHOLDERS OF NCIL

Name	Percentage of Equity Interest in NCIL
RAD	80%

NCIL (HK)	20%

2

EXHIBIT B

NOTICE OF SHARE TRANSFER

We, ____________, wish to transfer ____________ shares (the “Seller Shares”) of New Century International Leasing Co. Ltd. (the “Company”) pursuant to a (please check one): sale (  ) other (  ) (please describe)  .

We propose to transfer Seller Shares to the following entities and individuals:

1. Proposed Transferee #1 - [Address] [Phone Number]	[amount, type and price of shares]

2. Proposed Transferee #2 [Address] [Phone Number]	[amount, type and price of shares]

3. Proposed Transferee #3 [Address] [Phone Number]	[amount, type and price of shares]

The cash consideration for Seller Shares totals $________. The fair market value of the non-cash consideration for Seller Shares, if any, as of the date of this Notice totals $________.

The non-cash consideration consists of (please describe in reasonable detail):

Pursuant to the Right of First Refusal Agreement, dated as of February __, 2008 we write to inform you of your Right of First Refusal with respect to Seller Shares. If you choose to do so, you may exercise these rights with respect to Seller Shares by returning this Notice to us, at the address below, with a copy to the Company. If you decline your right to do so, you need not return anything.

We exercise my Right of First Refusal     ☐

We wish to buy ________ shares .

WE MUST RECEIVE YOUR NOTICE BY the date 30 days after date Notice deemed to have been received by you. There is no extension of this deadline.

[Seller’s Address and Name]

3